EXHIBIT 99.1

Wilhelmina International, Inc. Reports Earnings Results for Quarter and Year Ended 2014

  Revenues increased for the quarter and YTD
  Core Gross Billings for the quarter and year up 7% to $18.9 million and 17% to $76.1 million, respectively
  Revenues for the quarter and year up 8% to $19.0 million and 16% to $76.8 million, respectively
  EBITDA for the quarter and year down 28% to $455,000 and 10% to $3,054,000 primarily due to the Company spending on its infrastructure to support the core business
  Progress On Key Strategic Initiatives:
    Solid execution with strong growth at each office and key individual board
    Acquisition of London-based agency, Union Models, to operate as Wilhelmina London

Quarterly Financial Highlights

(in thousands)	Q4 14	Q4 13	YOY Growth	YTD 2014	YTD 2013	YTD Growth
Core Gross Billings*	$18,894	$17,440	7%	$76,051	$64,929	17%
Total Gross Billings*	$18,894	$17,830	5%	$78,472	$68,546	14%
Total Revenues	$18,993	$17,579	8%	$76,810	$65,944	16%
Pre-Corporate EBITDA*	$ 709	$ 917	(23%)	$ 4,266	$ 4,577	(7%)
EBITDA*	$ 455	$ 628	(28%)	$ 3,054	$ 3,379	(10%)

*Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, March 27, 2015 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company"), today reported a strong revenue increase for the quarter, and record annual revenues (see Quarterly Financial Highlights table). Revenues were driven by growth in core gross billings. Pre-corporate EBITDA and EBITDA declined as a result of investments in people, as well as temporarily elevated legal, accounting and technology costs.

Mark Schwarz, Executive Chairman of Wilhelmina, said, "Revenue growth in both the 4th quarter and full year did not translate into EBITDA growth due primarily to increased salaries and service costs, promotional costs and costs related to IT systems upgrade projects. Despite the elevated expenditures, Wilhelmina produced strong cash flow and ended the year with cash of $5.9 million."

Alex Vaickus, Chief Executive Officer of Wilhelmina, said, "Wilhelmina's core modeling business continues to perform above expectations, with the women's business particularly strong throughout 2014. We were also pleased to show progress on expanding the footprint of the brand. During the year, the licensed Wilhelmina agency in Tokyo opened, and in January, 2015 we completed the acquisition of Union Models in London. Throughout the year, we also redesigned or initially launched several social media initiatives, including the introduction of XO Wilhelmina, which supported our overall brand growth strategy and established our strong social media position in the industry vs. the competition."

Some recent highlights from our models' activities:

  Robyn Lawley was the first curve model to be featured in the Sports Illustrated Swimsuit edition
  SooJoo renewed her DKNY contract and can be seen in their latest campaign
  New Face, Brodie Scott, became the face of Hugo Boss advertising for Spring 2015
  Singer, Nick Jonas, graced the pages of American GQ, with a major spread
  Yara and Danielle Knudson are featured in Guess's new campaigns. Karmay was also added on as the new Asian face for the campaign
  Eli Almeida is featured as a face of the new Aerie Campaign
  Clark Bockelman re-signed as the face of the Calvin Klein Collection and their Platinum Brand for another season Spring/Summer 2015
  Cindy Bruna walked for the second time in the Victoria Secret Fashion show this past December
  Sung Jin Park became the face of Bottega Venneta for Spring/Summer 2015
  Marlon Teixeira is the face of H&M for the 2015 Spring/Summer campaign
  Robyn Lawley covered Marie Claire Australia for the November 2014 issue
  Sven De Vries is the face of Dior Homme Spring/Summer 2015
  Ton Heukels is the face of Versace Jeans for Spring/Summer 2015

Financial Results

The net income applicable to common stockholders was $0.1 million or $0.02 per fully diluted share and $1.2 million or $0.20 per fully diluted share for the quarter and year ended December 31, 2014, compared to a net income of $2.6 million or $0.47 per fully diluted share and $3.4 million or $0.60 per fully diluted share for the quarter and year ended December 31, 2013. Included in the 2013 figures was a one-time tax benefit amounting to $0.43 per share in the 4Q and full year.

Pre-Corporate EBITDA was $0.7 million and $4.3 million for the quarter and year ended December 31, 2014, compared to $0.9 million and $4.6 million for the quarter and year ended December 31, 2013.

The following table reconciles income before provision for income taxes under GAAP (as reported in the Company's SEC filings) to EBITDA and Pre-Corporate EBITDA for the year ended December 31, 2014 and 2013.

(in thousands)	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Income before provision for income taxes	$ 336	$ 215	$ 2,449	$ 1,754
Add back:
Amortization and depreciation	119	395	603	1,572
Interest income	--	(2)	(6)	(8)
Interest expense	--	20	8	61
EBITDA	455	628	3,054	3,379
Add: Corporate overhead	254	289	1,212	1,198
Pre-Corporate EBITDA	$ 709	$ 917	$ 4,266	$ 4,577

Changes in operating income and Pre-Corporate EBITDA for the quarter and year ended December 31, 2014 when compared to the quarter and year ended December 31, 2013 were the result of the following:

  Increased revenues in the core modeling business driven by an expanded developed talent pool and our customers increased interest in booking the Company's talent

  Salaries and service costs as a percentage of revenue were 17.7% and 17.0% for the quarter and year ended December 31, 2014, compared to 17.0% and 17.4% for the quarter and year ended December 31, 2013. These costs increased in order to support the Company's continued growth and to facilitate the upgrade of its accounting system and enhanced reporting system.

  Office and general expenses as a percentage of revenue increased to 6.7% and 6.1% for the quarter and year ended December 31, 2014, when compared to 6.1% and 5.6% for the quarter and year ended December 31, 2013. The Company continued to incur increased costs related to technology, consulting and professional services in its efforts to improve delivery of model management services to its talent

  Operating margins increased slightly primarily associated with a decrease in amortization expenses as certain intangibles were fully amortized during the year partially offset by an increase in salaries and service costs and office and general and administrative expenses

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES Balance Sheets (In thousands, except per share data)

ASSETS
	(Unaudited)
	2014	2013
Current assets:
Cash and cash equivalents	$ 5,869	$ 2,776
Accounts receivable, net of allowance for doubtful accounts of $679 and $571	12,482	11,327
Indemnification receivable	--	--
Deferred tax asset	1,986	1,659
Prepaid expenses and other current assets	252	257
Total current assets	20,589	16,019

Property and equipment, net of accumulated depreciation of $762 and $493	1,333	831

Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,222 and $7,888	115	449
Goodwill	12,563	12,563
Restricted cash	--	222
Other assets	136	340

Total assets	$ 43,203	$ 38,891

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 4,310	$ 2,969
Due to models	10,011	8,669
Total current liabilities	14,321	11,638

Long term liabilities
Amegy credit facility	--	800
Deferred income tax liability	2,332	1,287
Total long-term liabilities	2,332	2,087

Total liabilities	16,653	13,725

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	--	--
Common stock, $0.01 par value, 12,500,000 shares authorized; 5,869,220 and 5,870,333 shares issued and outstanding at December 31, 2014 and 2013	65	65
Treasury stock 602,818 and 601,705 shares in 2014 and 2013, at cost	(1,643)	(1,637)
Additional paid-in capital	86,778	86,589
Accumulated deficit	(58,650)	(59,851)
Total shareholders' equity	26,550	25,166

Total liabilities and shareholders' equity	$ 43,203	$ 38,891

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES Consolidated Statements of Operations Years ended December 31, (In thousands, except per share data)

	(unaudited)
	2014	2013
Revenues
Revenues	$ 76,414	$ 65,360
License fees and other income	396	584
Total revenues	76,810	65,944

Model costs	54,780	46,242

Revenues net of model costs	22,030	19,702

Operating expenses
Salaries and service costs	13,035	11,460
Office and general expenses	4,645	3,658
Amortization and depreciation	603	1,572
Corporate overhead	1,212	1,198
Total operating expenses	19,495	17,888
Operating income	2,535	1,814

Other income (expense):
Foreign exchange loss	(42)	--
Loss from Wilhelmina Kids & Creative Mgmt., LLC	(42)	(7)
Interest income	6	8
Interest expense	(8)	(61)
Total other income (expense)	(86)	(60)

Income before provision for income taxes	2,449	1,754

Provision for income taxes: (expense) benefit
Current	(530)	(532)
Deferred	(718)	2,170
	(1,248)	1,638

Net income applicable to common stockholders	$ 1,201	$ 3,392

Basic income per common share	$ 0.20	$ 0.60
Diluted income per common share	$ 0.20	$ 0.60

Weighted average common shares outstanding-basic	5,869	5,952
Weighted average common shares outstanding-diluted	5,872	5,999

Non GAAP financial measures

The Company calculates Earnings before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") as income before provision for income taxes on income and adds back interest income, interest expense and depreciation and amortization expense. The Company calculates Pre-Corporate EBITDA as EBITDA before corporate overhead at the holding company level. The Company calculates Total Gross Billings as the sum total of all amounts invoiced to customers during the period, with no effect giving to amounts which are deferred into future periods, per the terms of a contract. The Company calculates Core Gross Billings as the sum total of all amounts invoiced to customers in the core modeling business during the period, with no effect giving to amounts which are deferred into future periods, per the terms of a contract.

Although EBITDA, Pre-Corporate EBITDA, Total Gross Billings and Core Gross Billings represent non-GAAP financial measures, the Company considers these non-GAAP measures important because they:

  are key operating metrics of the Company's business
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results can be useful to investors since they provide an analysis of financial and operating results using the same measures that the Company uses in evaluating itself.
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

However, the Company's calculation of these non-GAAP measures may not be consistent with calculations of these measures by other companies in the Company's industry.

Non-GAAP financial measure are defined as numerical measures of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles ("GAAP") in a company's statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, the Company provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures are not measurements of financial performance under GAAP and should not be considered as alternatives to operating income as an indicator of the Company's operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

Table to reconcile revenues as reported to Core Gross Billings and Total Gross Billings

	Three months ended		Year ended
(in thousands)	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$18,894	$17,502	$76,414	$65,360
Less: Net revenues from the WAM business	--	(62)	(363)	(611)
Core Gross billings	18,894	17,440	76,051	64,929
Add: Gross revenues from WAM business	--	390	2,421	3,617
Total Gross billings	$18,894	$17,830	$78,472	$68,546

Form 10-K Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-K for the year ended December 31, 2014, which is expected to be filed March 27, 2015, with the Securities and Exchange Commission.

Forward-Looking Statements

This report contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Thailand, Dubai, Vancouver and Tokyo.

Website: http://www.wilhelmina.com

CONTACT: Investor Relations
         Wilhelmina International, Inc.
         214-661-7488
         ir@wilhelmina.com